Exhibit 99.1

FOR IMMEDIATE RELEASE

SRA International, Inc. Updates FY 2006 Guidance

Fairfax, Virginia, April 20, 2006 — SRA International, Inc. (NYSE: SRX) today announces updated 2006 guidance for the third and fourth quarters and the full fiscal year.

Revenue was approximately $296 million for the third quarter ended March 31, 2006, or 31% year-over-year growth; our original guidance range was $296 million to $301 million. Diluted earnings per share were approximately $0.29 excluding the effect of FAS 123R; our original guidance range was $0.31 to $0.32. This below-range EPS result reflects a heavier than expected influx of government requests for proposals during the quarter, requiring a proportionally higher investment in bid and proposal and related activities. Our earnings were also affected by our decision to accommodate a long-term customer and perform work in advance of expected funding; we now do not expect to recover the incurred costs. During the quarter, we won new business with a potential value of more than $350 million.

We expect our FY 2006 fourth quarter revenue to range between $296 million and $306 million, with diluted EPS between $0.30 and $0.32, again excluding the effect of FAS 123R. This guidance contemplates the continued application of our productive capacity to the high tempo of bid and proposal activities. We expect our FY 2006 revenue to range between $1.178 billion and $1.188 billion, representing 34% to 35% growth year-over-year. We estimate our FY 2006 diluted EPS to range between $1.18 and $1.20, excluding the effect of FAS 123R. This guidance represents management’s current expectations about the Company’s future financial performance, based on information available at this time.

We will discuss third quarter results in our third quarter earnings press release after market close on Monday, May 1, 2006. Management will discuss these results in a conference call that day beginning at 5:00 PM Eastern.

Interested parties may listen to the conference call by dialing (888) 287-9905 (U.S./Canada) or (706) 643-7540 (Other) with passcode 8011282. The conference call will be webcast simultaneously through a link on the SRA website (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call through May 15, 2006 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (Other) and entering passcode 8011282.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, enterprise architecture, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500 Fax 703.803.1509 www.sra.com

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. In 2005, Business Week selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on February 2, 2006. In addition, the forward-looking statements included in this press release represent our views as of April 20, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 20, 2006.

Contacts:

Stephen Hughes	David Keffer
Executive VP and CFO	Director, Investor Relations
(703) 227-7010	(703) 502-7731
steve_hughes@sra.com	david_keffer@sra.com

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500 Fax 703.803.1509 www.sra.com